EXHIBIT 10.27

ASSET PURCHASE AGREEMENT

by and among

MEDIFARM SO CAL, INC.,

TECH CENTER DRIVE MANAGEMENT, LLC

and

the Members of

TECH CENTER DRIVE MANAGEMENT, LLC

Dated as of September 13, 2017

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APPENDICES

Appendix A	Definitions
Appendix B	Notices

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment & Assumption Agreement
Exhibit C	Form of Intellectual Property Assignment
Exhibit D	Form of Domain Name Assignment
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Lease Assignment

SCHEDULES

Schedule 2.2(e)	Web Sites
Schedule 2.2(g)	Purchased Contracts
Schedule 2.5(a)	Current Liabilities
Schedule 3.4	Lists
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	Business-Related Liabilities
Schedule 3.6	Material Changes
Schedule 3.7(a)	Taxes
Schedule 3.7(b)	State Tax Schedule
Schedule 3.9	Governmental Authorization
Schedule 3.12-1	Employees and Independent Contractors
Schedule 3.12-2	Employment Agreements
Schedule 3.14(c)	Top Five Suppliers/Vendors
Schedule 3.15(a)	Fixed Assets; Personal Property Leases
Schedule 3.16	Real Property
Schedule 3.17	Inventory
Schedule 3.19(a)	Licensed Proprietary Rights
Schedule 3.19(h)	Purchased Proprietary Rights
Schedule 3.21	Indebtedness
Schedule 5.6(b)	Terminated Employees Not Transferred

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 13, 2017, by and among TECH CENTER DRIVE MANAGEMENT, LLC, a California limited liability company (the “Seller”), and each of the members and Affiliates of the Seller listed on the signature page hereto (individually, a “Member” and collectively, the “Members”), on the one hand, and MEDIFARM SO CAL, INC., a California corporation (the “Buyer”), on the other hand.

Recitals

The Seller is engaged in the business of providing exclusive medical marijuana dispensary management and operations services to 55 OC Collective, Inc. (“55 OC”), a licensed medical marijuana dispensary located at 2911 Tech Center Dr., Santa Ana, CA 92705 (the “Business”).

The Seller desires to sell, and the Buyer desires to purchase, all of the assets of the Seller used in connection with the Business, for the consideration and on the terms set forth herein.

Statement of Agreement

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in Appendix A.

1.2 Construction.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

(b) References to a “Section” or “Article” refer to the corresponding Section or Article of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, the words “include”, “including” and variations thereof mean without limitation, the words “hereof”, “hereby”, “herein”, “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a statute, regulation or law shall mean any statute, regulation or law as in effect on the date hereof.

(d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.

(e) Currency amounts referenced herein are in U.S. dollars.

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(f) References to a number of days refer to calendar days unless business days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).

ARTICLE II

PURCHASE, TERMS OF PAYMENT AND CLOSING

2.1 Purchase and Sale of Assets. On the Closing Date, the Seller shall, on the terms and subject to the conditions of this Agreement and as of the Effective Time, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Purchased Assets, free and clear of all Liens, in exchange for payment of the Purchase Price.

2.2 Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means all of the assets, rights and properties used or held for use by the Seller in connection with the Business, including, without limitation, the following assets, rights and properties, but excluding the Excluded Assets:

(a) all Fixed Assets of the Seller used by the Seller in connection with the Business, including the Fixed Assets listed on Schedule 3.15(a);

(b) all fixtures, structures, signage and improvements erected or located at the Real Property;

(c) all Inventories of the Seller used by the Seller in connection with the Business;

(d) all Governmental Authorizations held by or issued or made available to the Seller in connection with the Business and all pending applications therefor or renewals thereof, to the extent transferable by their terms or under applicable Legal Requirements;

(e) all Proprietary Rights used by the Seller in connection with the Business (the “Purchased Proprietary Rights”), including the internet web sites used in the Business and listed on Schedule 2.2(e) (the “Web Sites”), the Proprietary Rights listed on Schedules 3.19(a), 3.19(b) and 3.19(d) and, to the extent transferrable, all telephone, telecopy and email addresses and listings used by the Seller in the Business;

(f) all Software of the Seller used by the Seller in the Business, including the Software listed in Schedule 3.19(f);

(g) the Contracts of the Seller listed on Schedule 2.2(g) (the “Purchased Contracts”), and all rights of any nature whatsoever arising out of all Purchased Contracts;

(h) all Lists related to the Business, all files, records, documents, reports, correspondence, data, plans, proposals and all other recorded knowledge of the Seller, whether in written, electronic, visual or other form, and, subject to Legal Requirements, copies of all personnel and other records of the Seller related to the Business;

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(i) all claims and rights of the Seller in connection with or relating to the Purchased Assets or the Assumed Liabilities, including all claims and rights of the Seller against third parties relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(j) the Business as a going concern and all of the goodwill associated with the Business.

2.3 Excluded Assets. The Purchased Assets shall not include any of the following assets, rights and properties of the Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets and shall be retained by the Seller: None.

2.4 Procedures for Non-Transferable Assets. If any Purchased Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of some other party or parties, the Seller shall (a) use Commercially Reasonable Efforts to obtain, as soon as reasonably possible after the Closing Date, any consents to assignment as are reasonably requested by the Buyer that were not previously obtained and (b) assign such Purchased Contracts or other property or rights included in the Purchased Assets to the Buyer on the effective date for any such consent obtained (and this Agreement shall not constitute an assignment of such Purchased Contract or other property or rights until such consent is obtained), subject to the other provisions of this Section 2.4. With respect to any Purchased Contract or property or right included in the Purchased Assets for which a necessary consent has not been obtained as of the Closing Date, if requested by the Buyer, the Seller shall enter into any reasonable arrangement with the Buyer that is designed to give the Buyer the practical benefits of such property or right, without any additional cost to the Buyer or the Seller.

2.5 Assumed Liabilities. As of the Effective Time on the Closing Date, the Buyer shall assume, take subject to and be solely liable for, and shall thereafter timely pay and perform, only the following obligations and liabilities of the Seller (the “Assumed Liabilities”): (a) all obligations and liabilities or any kind or nature, whether absolute, contingent or accrued, known or unknown, of the Seller arising after the Effective Time under the Purchased Contracts, except for obligations of the Seller arising prior to the Effective Time under the Purchased Contracts and liabilities for breaches thereof occurring at or before the Effective Time.

2.6 Excluded Liabilities. Except for the Assumed Liabilities, neither the Buyer nor any of its Affiliates shall assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Business, arising prior to the Effective Time (the “Excluded Liabilities”). The Seller shall pay and perform and shall cause its Affiliates to pay and perform, on or before the date due, all Excluded Liabilities.

2.7 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof (the “Closing Date”) at 10:00 a.m. at the offices of the Buyer, or at such other time and place as shall be mutually agreed upon by the parties; provided that the parties may agree that the Closing will occur through the electronic transfer of documents and each party may rely on each document sent electronically as an original. In the case of a Closing by the electronic transfer of documents, each party agrees to provide signed originals of such documents to the other parties hereto, as applicable, as soon as reasonably possible following the Closing. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time.

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2.8 Closing Obligations. At the Closing:

(a) The Seller shall deliver to the Buyer:

(i) a bill of sale substantially in the form of Exhibit A attached hereto (the “Bill of Sale”) executed by the Seller, conveying the Purchased Assets to the Buyer;

(ii) an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment & Assumption Agreement”), executed by the Seller, assigning to the Buyer the rights under the Purchased Contracts (subject to Section 2.4);

(iii) separate assignments of all registered Marks and Copyrights included in the Purchased Proprietary Rights substantially in the form of Exhibit C attached hereto (the “Intellectual Property Assignment”), executed by the Seller;

(iv) domain name assignments for each Web Site substantially in the form of Exhibit D (the “Domain Name Assignments”), executed by the Seller;

(v) a non-competition, non-disclosure and non-solicitation agreement substantially in the form of Exhibit E attached hereto, executed by the Seller and each Member (the “Non-Competition Agreement”);

(vi) an Escrow Agreement substantially in the form of Exhibit F attached hereto, executed by the Seller and each Member (the “Escrow Agreement”);

(vii) an assignment of the lease related to the Real Property in the form of Exhibit G attached hereto, executed by the Seller and the owner of the Real Property (the “Lease Assignment”);

(viii) evidence satisfactory to the Buyer that all Governmental Authorizations set forth in Schedule 3.3 have been obtained and not rescinded;

(ix) evidence satisfactory to the Buyer of the receipt of all consents required for the purchase and assignment to the Buyer of the Purchased Contracts hereunder;

(x) evidence satisfactory to the Buyer of the release of any Liens (other than Permitted Liens) on the Purchased Assets;

(xi) evidence that the Seller is in existence under the laws of the State of California; and

(xii) a certificate of an officer of the Seller certifying (A) that attached thereto is a true and complete copy of the Seller’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of California, (B) that attached thereto is a true and complete copy of the operating agreement of the Seller, as then in effect, (C) that attached thereto is a true and complete copy of the resolutions adopted by the Manager of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (D) as to the incumbency and signatures of any of the Seller’s officers who shall execute documents at the Closing or who have executed this Agreement.

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(b) The Buyer shall deliver to the Seller:

(i) the Purchase Price;

(ii) the Assignment & Assumption Agreement executed by the Buyer, pursuant to which the Buyer shall assume the obligations of the Purchased Contracts and all other Assumed Liabilities;

(iii) the Non-Competition Agreement, executed by the Buyer;

(vi) evidence that the Buyer is in existence under the laws of the State of California; and

(vii) a certificate of an officer of the Buyer certifying (A) that attached thereto is a true and complete copy of the Buyer’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of California, (B) that attached thereto is a true and complete copy of the resolutions adopted by the board of the Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (C) as to the incumbency and signatures of the Buyer’s officers who shall execute documents at the Closing or who have executed this Agreement.

2.9 Purchase Price. At the Closing, and in consideration of the sale of the Purchased Assets, the Buyer shall provide the Seller consideration (the “Purchase Price”) consisting of (a) cash in an amount equal to Four Million Dollars ($4,000,000), plus the value of the Seller’s inventory on the Closing Date, (b) $2,300,000 of restricted shares of common stock of Parent (the “Common Stock”) valued at the 30-day volume weighted average price (the “VWAP”) of the Common Stock on the Closing Date, and (c) $700,000 of restricted shares of Common Stock valued at the 30-day VWAP delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto.

2.10 Manner of Payment. On the Closing Date, or as soon as reasonably practicable thereafter, the Buyer shall (a) pay or cause to be paid the cash portion of the Purchase Price, in cash or by wire transfer, to an account or accounts that the Seller shall designate, and (b) cause the Common Stock portion of the Purchase Price to be issued by the Parent’s transfer agent in book entry form as directed by the Seller, in each case in writing to the Buyer at least three (3) business days prior to the Closing Date. The Seller may direct the Buyer to pay certain of the Seller’s obligations directly, which payments will reduce the amount of the cash Purchase Price delivered to Seller by the amount of such obligations. The shares of Common Stock held by the Escrow Agent shall be released from escrow pursuant to the terms of the Escrow Agreement. $858,690.01 of the cash portion of the Purchase Price will be delivered to the Seller in cash by no later than September 15, 2017. The parties will adjust the amount of such payment by the amount by which the value of the Seller’s inventory on the Closing Date is greater than or less than $626,817.92.

2.11 Purchase Price Allocation. Within thirty (30) days after the Closing Date, the Seller and the Buyer shall agree to an allocation of the Purchase Price plus the Assumed Liabilities among the Purchased Assets. Such allocation is intended to comply with the requirements of Section 1060 of the Code. The Seller and the Buyer agree to file all income Tax Returns or reports, including IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect such allocation and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any other Proceeding.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBERS

The Seller and each Member, jointly and severally, represent and warrant to the Buyer that:

3.1 Organization; Good Standing. The Seller (i) is a limited liability company, duly organized and validly existing under the laws of the State of California; (ii) has all requisite power and authority to own, lease and operate the properties and assets used in the Business and to conduct the Business as it is presently conducted.

3.2 Authority; Enforceability. The Seller has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Seller in connection herewith (collectively, with this Agreement, the “Seller Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the Seller, including the approval of the Seller’s Manager. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and upon execution and delivery by the Seller of each Seller Document to which it is a party, such Seller Document shall constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).

3.3 Consents and Approvals; No Violations. Neither the execution and delivery of the Seller Documents by the Seller nor the performance of the Seller’s obligations thereunder nor the consummation by the Seller of the transactions contemplated hereby and thereby will: (a) conflict with or result in a breach of the terms, conditions, or provisions of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of any Lien on the assets of the Seller or the equity of the Seller under or pursuant to, or (e) require any Governmental Authorization, exemption or other action by or declaration or notice to any third party or Governmental Authority pursuant to (i) the certificate of formation or operating agreement or similar governance documents of the Seller, (ii) any Purchased Contract, or (iii) any Legal Requirement or Governmental Authorization.

3.4 Lists. The Lists within the Purchased Assets are described on Schedule 3.4, and are located at the Real Property.

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3.5 Financial Statements.

(a) Schedule 3.5(a) contains the Seller’s unaudited balance sheets and statements of cash flows of the Business for the fiscal year ended December 31, 2016 and for the three-month period ended March 31, 2017 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied and accurately and fairly present in all material respects the results of operations of the Business as operated by the Seller for the respective periods covered thereby.

(b) Except as disclosed on Schedule 3.5(b), to the Knowledge of the Seller, the Seller does not have any material obligation or liability of any kind (known, unknown, contingent or otherwise) related to or in connection with the Business, except for Excluded Liabilities, liabilities and obligations set forth on Schedule 2.5(a), and the Seller’s obligations set forth in the Seller Contracts, excluding liabilities for breaches thereof.

3.6 Absence of Certain Changes. Except as disclosed in Schedule 3.6, since December 31, 2016, the Seller has conducted the Business only in the Ordinary Course and there has not been any:

(a) change, event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) loss or damage, that is not insured, affecting any of the Purchased Assets;

(c) payment or increase by the Seller of any compensation to employee, contractor or consultant other than salary and bonus payments in the Ordinary Course;

(d) entry into, modification or amendment of, breach or transfer of, termination or notice of termination, or cancellation or waiver of, or change in the terms of, any (A) Governmental Authorization related to the Business, (B) material Purchased Contract related to the Business other than as described in the Purchased Contracts set forth on Schedule 2.2(g); (C) transaction or group of related transactions outside the Ordinary Course related to the Business; or (D) or any Purchased Contract with any employee of the Business whether for employment, severance, services, support or otherwise (except as described in the Purchased Contracts set forth on Schedule 2.2(g));

(e) sale, lease or other disposition of any Fixed Assets or mortgage or creation or imposition of any Lien (other than a Permitted Lien) on any Purchased Assets;

(f) delay or postponement by the Seller of the payment of accounts payable or other liabilities of the Seller related to the Business or acceleration of the collection of any account receivable related to the Business outside the Ordinary Course;

(g) agreement by the Seller to do any of the foregoing.

3.7 Taxes and Tax Returns.

(a) Except as disclosed in Schedule 3.7(a), the Seller has duly and timely filed all Tax Returns required to be filed by it in connection with the Business on or before the date hereof, and all such Tax Returns are true, correct and complete in all material respects. No filing extensions for any such Tax Return required to be filed by the Seller are currently in effect. The Seller has not consented to extend the time in which any sales or income Tax payable may be assessed or collected by any such taxing authority. The Seller has duly paid all such Taxes that have been incurred and are due and payable to any such taxing authorities as of the date hereof.

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(b) Schedule 3.7(b) lists all of the states and localities with respect to which the Seller is required to file any income, sales, business or franchise Tax Returns with respect to the Business.

(c) There has been withheld or collected from each payment made to each Employee at the Closing in connection with the transactions contemplated hereby all FICA, unemployment, and payroll taxes required by law to be withheld from such Employee as of the date hereof.

3.8 Proceedings; Governmental Orders.

(a) No claims or Proceedings have been commenced or are pending or, to the Knowledge of the Seller that relate directly to the Business, have been threatened against the Seller or that challenge or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no circumstance exists that is reasonably likely to give rise to any such claim or Proceeding.

(b) There are no outstanding orders, injunctions or, decrees of any Governmental Authority, and there are no settlement agreements with any Person, that (i) restrict the ownership, disposition or use of the Purchased Assets or the conduct of the Business as currently operated, or (ii) could reasonably be expected to prevent or delay the consummation of the transactions contemplated by, or affect the enforceability of, this Agreement.

3.9 Compliance with Law; Governmental Authorizations. The Seller conducts, and has conducted, the Business in compliance in all material respects with all permits, orders, injunctions and decrees and applicable laws, rules and regulations of any Governmental Authority. Schedule 3.9 sets forth all Governmental Authorizations held by the Seller related to the Business. The Seller is in material compliance with all such Governmental Authorizations. The Seller holds all Permits necessary to conduct the Business.

3.10 Environmental Matters.

(a) To the Knowledge of the Seller, the Seller (i) is in compliance in all material respects with all Environmental Laws in connection with the Business and the Real Property, (ii) is not liable under any Environmental Laws in connection with the Business or the Real Property for any material response, removal, remediation or other costs to clean-up Hazardous Substances, (iii) has not received any written communication that alleges that it (x) is not, or at any time has not been, in such compliance, or (y) has caused exposure of any natural person to any Hazardous Substances in connection with the Business, (iv) has not caused any Release of Hazardous Substances in violation of any Environmental Laws with respect to the Real Property, or any other real estate adjoining the Real Property, and (v) is in material compliance with any Environmental Permits for the Real Property.

(b) To the Knowledge of the Seller, neither the Seller nor its predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, on the Real Property in violation of any Environmental Law.

(c) The Seller has provided the Buyer with access to available copies and results of all material reports, assessments, audits, investigations, studies, analyses, tests, or monitoring initiated by the Seller or any Affiliate for Hazardous Substances in, on, or under the Real Property.

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(d) None of the following exists in, on or under the Real Property: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposals areas.

3.11 Employee Benefit Plans.

(a) The Seller has not incurred (nor has any event occurred that could reasonably be expected to result in the Seller incurring) any liability in connection with any Seller Benefit Plan or previously existing employee benefit plan that could reasonably be expected to become, on or after the Closing Date, an obligation or liability of the Buyer as a result of the consummation of the transactions contemplated hereby.

(b) Neither the Seller nor any Seller ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). Seller does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under any plan, which provides post-retirement medical or health benefits with respect to Employees of the Seller. There is no Lien upon the Purchased Assets outstanding pursuant to Section 412(n) of the Code in favor of any Seller Benefit Plan. No Purchased Assets have been provided as security for any Seller Benefit Plan pursuant to Section 401(a)(29) of the Code.

(c) The consummation of the transactions contemplated hereby will not (as to any benefit to become vested) accelerate vesting or increase any liability under any Seller Benefit Plan in which the Employees participate.

3.12 Employees and Independent Contractors. Schedule 3.12-1 lists each employee and independent contractor who is employed or retained by the Seller and who works in the Business as of the date hereof (including, without limitation, employees on approved or legally mandated leaves of absence) and lists such Employee’s or independent contractor’s compensation for the fiscal 6-month period ended June 30, 2017, exclusive of employer Taxes. Each such Employee’s and independent contractor’s title and annual salary, hourly wage and commission and/or bonus structure (as applicable), in each case exclusive of employer Taxes, has previously been made available to the Buyer. Except as set forth in Schedule 3.12-2, the Seller is not a party to or bound by any agreement for the employment of any person who works for the Seller in connection with the Business on the date hereof which is not terminable without liability or any payment obligation (other than payment obligations imposed by applicable law) on thirty (30) days’ or less notice. Schedule 3.12-2 lists all individual employment and compensation agreements applicable to the Employees or independent contractors of the Seller who work in the Business on the date hereof. There are no bonus or severance arrangements individually or generally made available to Employees or independent contractors of the Seller who work for the Seller in the Business on the date hereof. The Seller has made available to the Buyer true, correct and complete copies of all agreements, contracts and arrangements referred to in this Section 3.12.

3.13 Labor Matters. The Seller is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any Employees. No strike, labor suit or Proceeding or labor administrative Proceeding is pending or, to the Knowledge of the Seller, threatened respecting the Employees, and, to the Knowledge of the Seller, no such matter has been threatened within the two year period prior to the date of this Agreement.

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3.14 Contracts; Suppliers.

(a) Schedule 2.2(g) sets forth a complete and accurate list of each Purchased Contract as in effect on the date hereof, including: each contract or agreement to which the Seller is a party related to the Business.

Except as set forth on Schedule 2.2(g), to the Knowledge of the Seller, no party to any of the Purchased Contracts, has notified the Seller in writing of such party’s intention to terminate its relationship with the Business.

(b) Schedule 3.14(b) contains a list of the top five (5) suppliers or vendors of the Seller by dollar volume of products or services sold to the Seller and related to the Business during calendar year 2011. Except as disclosed in Schedule 3.14(b), no such supplier or vendor has notified the Seller that it intends to cease doing business with the Business or materially and adversely alter the amount or method of business it is currently undertaking in connection with the Business, and to the Knowledge of the Seller, no such supplier or vendor has any such intention.

(d) The Seller is not in default or violation (and to the Knowledge of the Seller, no event has occurred which with notice or lapse of time would constitute a default or violation) of any term, condition or provision of any Purchased Contract or any order, writ, judgment, injunction, decree or settlement of any court applicable to the conduct of the Business or Purchased Assets.

3.15 Assets.

(a) Schedule 3.15(a) contains (i) a list of substantially all of the Fixed Assets owned by the Seller and used by the Seller in operating the business as of the Closing Date, and (ii) a list of all Purchased Contracts that are leases of personal property as of the Closing Date.

(b) The Seller owns good and valid title to all of the Purchased Assets free and clear of all Liens except (i) for the Permitted Exceptions (solely with respect to the Real Property), and (ii) as otherwise noted in Schedule 2.23.

(c) The tangible personal property constituting part of the Purchased Assets, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its intended purposes.

(d) The Purchased Assets constitute substantially all of the assets and properties used by the Seller in connection with the operation of the Business which are reasonably necessary for Buyer to continue the operation of the Business in substantially the same manner as conducted immediately prior to the Closing.

3.16 Real Property. The Seller does not own any real property. Schedule 3.16 lists all real property leased or subleased by the Seller. Each lease or sublease listed on Schedule 3.16 is legal, valid, binding and enforceable and is in full force and effect except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a Material Adverse Effect, and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by the Seller as lessee under any such lease or sublease.

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3.17 Inventories. The Inventories of the Seller related to the Business are of a quality and quantity useable in the normal and ordinary course of business. Except as set forth on Schedule 3.17, (a) none of the Seller’s Inventory is held on consignment, or otherwise, by third parties, and (b) the Inventory is located at the Real Property.

3.18 Laws; Litigation. The Seller has not been, and is not, in violation of, or in default under, any Legal Requirement, except for such violations and defaults as do not and will not have a Material Adverse Effect. There are no pending or, to the Knowledge of the Seller, threatened actions, causes of action, claims, suits, inquiries, proceedings or investigations against the Company, or to the Knowledge of the Seller, any basis therefore, except where such actions, causes of action, claims, suits, inquiries, proceedings or investigations would not have a Material Adverse Effect.

3.19 Proprietary Rights.

(a) Ownership and Right to Use. Except as set forth on Schedule 3.19(a), the Seller either (i) owns the entire right, title and interest in and to the Purchased Proprietary Rights, free and clear of any Lien other than Permitted Liens, or (ii) has the perpetual, royalty-free right to use the same. Schedule 3.19(a) contains a true, correct and complete list of all Purchased Proprietary Rights that are licensed to the Seller pursuant to a written agreement or, in the absence of a written agreement, provides a summary of the material terms of such unwritten agreement. Except as disclosed in Schedule 3.19(a), the Seller does not have any obligation to pay any fee to any Person for any Purchased Proprietary Right used by the Seller in connection with the Business. The Seller is not in breach of any Contract for the Purchased Proprietary Rights. There is no Seller Contract, other than those Contracts listed in Schedule 3.19(a), that grants any Person a license in any Purchased Proprietary Rights of the Seller or that imposes any restriction on the Seller’s use of the Purchased Proprietary Rights.

(g) No Infringement. The Seller has not infringed upon or misappropriated any Proprietary Right of another Person. To the Knowledge of the Seller, no Person is interfering with, infringing upon or misappropriating any Purchased Proprietary Rights. No unresolved claim has been asserted against the Seller in writing: (i) that another Person has any right or interest in or to any of the Seller’s Marks, trade names, Trade Secrets or Know-How included in the Purchased Proprietary Rights; (ii) that the Seller is infringing upon any Proprietary Right of such Person; (iii) claims invalidity of any Purchased Proprietary Rights owned by Seller; or (iv) that challenges the Seller’s right to use any of the Purchased Proprietary Rights.

(h) Except as set forth on Schedule 3.19(h): (i) all registrations for Copyrights and Marks owned by the Seller are valid and in force, and all applications to register any unregistered Copyrights and Marks so identified are pending, all without, to the Knowledge of the Seller, challenge of any kind; (ii) the Purchased Proprietary Rights owned by Seller are, to the Seller’s Knowledge, valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Purchased Proprietary Rights owned by Seller, and to the Knowledge of Seller, there is no basis for any such action.

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3.20 Lists. The Seller has made available to the Buyer current, accurate and complete Lists. The Seller has maintained the confidentiality of the Lists in a commercially reasonable manner, and has maintained the Lists in accordance with all Legal Requirements. To the Knowledge of the Seller, no employee, agent or representative of the Seller, or any other Person, has (i) misappropriated the Lists or (ii) taken information from the Lists other than in the Ordinary Course.

3.21 Indebtedness. Except as set forth in Schedule 3.21, neither the Seller nor 55 OC has any outstanding Indebtedness as of the Closing, including any indebtedness for borrowed money owing to any Affiliate of the Seller.

3.22 Brokers or Finders. Neither the Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.23 Members Representations. Each Member is acquiring the Common Stock for its own account and not with a view to or for distributing or reselling such Common Stock or any part thereof in violation of Securities Act of 1933, as amended (the “1933 Act”), or any applicable state securities law, has no present intention of distributing any of such Common Stock in violation of the 1933 Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Common Stock in violation of the 1933 Act or any applicable state securities law (this representation and warranty not limiting any Member’s right to sell the Common Stock at any time pursuant to any registration statement registering the resale thereof or otherwise in compliance with applicable federal and state securities laws). Each Member is an “accredited investor” as that term is defined in Regulation D promulgated under the 1933 Act. Each Member understands that its investment in the Common Stock involves a high degree of risk. Each Member (i) is able to bear the economic risk of an investment in the Common Stock including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Common Stock and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Parent concerning the financial condition and business of the Parent and others matters related to an investment in the Common Stock. Each Member has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Stock. Each Member understands that (i) the Common Stock may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the 1933 Act or (B) an exemption exists permitting such Common Stock to be sold, assigned or transferred without such registration; (ii) any sale of the Common Stock made in reliance on Rule 144 under the 1933 Act may be made only in accordance with the terms of Rule 144 under the 1933 Act and further, if Rule 144 under the 1933 Act is not applicable, any resale of the Common Stock under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

4.1 Organization. The Buyer is a corporation duly organized and validly existing under the laws of the State of California.

4.2 Authority Relative to this Agreement. The Buyer has the requisite power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by it in connection herewith (collectively, with this Agreement, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer, and upon execution and delivery by the Buyer of each of the Buyer Documents to which it is a party, such Buyer Documents shall constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its respective terms, subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).

4.3 Consents and Approvals; No Violations.

(a) Neither the execution and delivery of the Buyer Documents by the Buyer nor the performance by the Buyer of its obligations thereunder nor the consummation by the Buyer of the transactions contemplated hereby and thereby will (i) conflict with or violate the certificate of formation of the Buyer, (ii) result in a violation or breach of, or constitute a default under, any material contract, agreement or instrument to which the Buyer is a party or by which any of its properties or assets is bound, or (iii) violate any Legal Requirement.

(b) No filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.4 Brokers or Finders. Neither the Buyer nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.5 No Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against or related to the Buyer which could reasonably be expected to affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.

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ARTICLE V

COVENANTS

5.1 Further Assurances. Each party hereto shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement.

5.2 Publicity. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.3 Collection of Accounts Receivables; Set-off Rights. Each party shall (consistent with the terms hereof) promptly remit to the other party (in the form received) any and all amounts received by it (regardless of the source thereof) and to which such other party is entitled pursuant to the terms of this Agreement. Promptly after request, each party shall provide the other all supporting documents or records with respect to funds received, retained and set-off by such party.

5.4 Cooperation. The parties shall use commercially reasonable efforts to collect, and shall cooperate in the collection of, the amounts described above and shall promptly remit to the other party any mail or other communications, including any written or email inquiries and payments to which the other party is entitled under this Agreement.

5.5 Internet Addresses/Domain Names. The Seller agrees to take whatever steps are reasonably necessary to formally transfer ownership of the content on the pages of the Seller’s Web Sites and the domain names for each Web Site to the Buyer within five (5) days following the Closing.

5.6 Employees.

(a) As of the Effective Time, the Seller shall terminate the employment of all the employees who work in connection with the Business (the “Terminated Employees”). The Seller shall pay all amounts owed to the Terminated Employees for services rendered prior to the Effective Time, including in respect of salary and any accrued but unpaid bonuses.

(b) The Buyer may, or cause an Affiliate of the Buyer to, offer employment effective on the Closing Date, to such of the Terminated Employees (who may include any Terminated Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence) as the Buyer determines, other than those identified on Schedule 5.6(b) (the Terminated Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”). Seller shall extend COBRA benefits (to the extent required by applicable law) to any Terminated Employees who do not become Transferred Employees. After the Effective Time, the Buyer shall have no obligation to continue salary, hourly wages, target bonus or retirement and welfare benefits of Transferred Employees.

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(c) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any Transferred Employee or any other Person to any employment with the CS Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

(d) In accordance with Treasury Regulation Section 54.4980B-9, the Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under I.R.C. § 4980B in connection with (i) any of its Terminated Employees, or (ii) any “qualified beneficiary” (within the meaning of I.R.C. § 4980B) of any such Terminated Employees who is receiving post-employment medical, vision or dental benefits or whose “qualifying event” (within the meaning of I.R.C. § 4980B) entitling such individual to such benefits occurred on or before the Closing Date (collectively, “M&A qualified beneficiaries” as defined in Treas. Reg. Section 54.5980B-9, Q/A-4).

5.7 Non-Solicitation. Each Member and the Seller shall not, and shall cause their respective Affiliates not to, directly or indirectly, for a period starting on the Closing Date and continuing until the two (2) year anniversary of the Closing Date, contact, solicit or approach for the purpose of offering employment to or other service relationship arrangement with (whether as an employee, consultant, agent, independent contractor or otherwise) any employee or consultant of the Seller or 55 OC during such period. The Members and the Seller agree that the scope of the restrictive provisions set forth in this Section 5.7 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.7 are a material inducement to Buyer’s entering into this Agreement. It is specifically understood and agreed that any breach of the provisions of this Section 5.7 by any Member or the Seller or their respective Affiliates will result in irreparable injury to Buyer, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Section 5.7 through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of their right to damages and any and all other remedies available to it, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

5.8 Non-Competition. Each Member and the Seller shall not, and shall cause their respective Affiliates not to, directly or indirectly, for a period starting on the Closing Date and continuing until the two (2) year anniversary of the Closing Date, be engaged as an employee or consultant of, or in any way be associated in a ownership capacity with, any corporation, company, limited liability company, partnership or other enterprise or venture which conducts a retail cannabis dispensary within the county of Orange, CA. The Members and the Seller agree that the scope of the restrictive provisions set forth in this Section 5.8 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.8 are a material inducement to Buyer’s entering into this Agreement. It is specifically understood and agreed that any breach of the provisions of this Section 5.8 by any Member or the Seller or their respective Affiliates will result in irreparable injury to Buyer, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Section 5.8 through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of their right to damages and any and all other remedies available to it, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

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ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Survival of Representations and Warranties. All representations and warranties made by the Seller and the Members in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of two (2) years from the Closing Date, other than (a) the representations and warranties made by the Seller in Section 3.10 (Environmental Matters) which shall survive for three (3) years, (b) the representations and warranties made by the Seller in Section 3.7 (Taxes and Tax Returns) and Section 3.11 (Employee Benefit Plans), which shall survive for the period of the applicable statute of limitations plus a period of sixty (60) days, and (c) the Fundamental Representations and Warranties which shall survive the Closing Date until the expiration of two (2) years from the Closing Date. Notification under Section 6.3(a) or Section 6.4 shall toll the running of any survival period in this Section 6.1, provided that such notification adequately describes the specific representation and warranty to which the indemnification claim relates.

6.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article VI, from and after the Closing:

(a) The Seller and each of the Members, jointly and severally, shall defend, indemnify and hold harmless the Buyer and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Buyer Indemnified Parties”) from and against any Damages that arise or result, directly or indirectly, from any of:

(i) any breach of any representation or warranty of the Seller or any Member set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;

(ii) any Excluded Liability (including any Excluded Liability related to the Excluded Contracts and any Excluded Liability that becomes, or is alleged to have become, a liability of either of the Buyer under any applicable bulk sales law or successor liability law); and

(iii) the failure of the Seller to perform any covenant or agreement of the Seller set forth in this Agreement (including in Article V hereof) or any of the other Seller Documents.

(b) The Buyer shall defend, indemnify and hold harmless the Seller and its Affiliates (and the officers, directors, equity holders, employees and agents of each of them) from and against any Damages that arise or result, directly or indirectly, from any of:

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(i) any breach of or inaccuracy in any representation or warranty of the Buyer set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;

(ii) any Assumed Liability; and

(iii) the failure of any Buyer to perform any of its covenants or agreements set forth in this Agreement or any of the other Buyer Documents.

6.3 Procedure for Indemnification – Third-Party Claims.

(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice. The Indemnified Party shall only have the responsibility of notification if the Indemnified Party has received actual notice of the claim or demand to which indemnification is sought (either actual notice from the Indemnifying Party or third party). The Indemnified Party and Indemnifying Party shall make all reasonable efforts to promptly notify each other of all claims and demands.

(b) Except as specifically provided herein, if any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 6.3(a), the Indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party provides to the Indemnified Party evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party, and (iv) the Indemnifying Party is a party to the Proceeding, no actual conflict of interest arises from such representation. In the event the Indemnifying Party assumes such defense, the Indemnified Party shall, in its discretion, have the right to employ separate counsel (selected by it) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

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(c) If (i) notice is given to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within 20 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) any of the conditions set forth in clauses (i)-(iii) of Section 6.3(b) above become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim. Notwithstanding the foregoing, the Indemnified Party may not resolve or settle any such third-party claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

(d) The parties hereto hereby consent to the non-exclusive jurisdiction of any court in the jurisdiction in which a Proceeding is properly brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

(e) With respect to any third-party claim subject to indemnification under this Article VI, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person informed of the status of such third-party claim and any related Proceedings at all stages thereof if such Person is not represented by its own counsel, and (ii) the parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(f) With respect to any third-party claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) For purposes of Section 6.2, a “breach” of a representation or warranty shall include allegations in a Proceeding brought by a third-party against a party alleging facts that, if true, would constitute a breach of such representation or warranty.

6.4 Indemnification Procedure – Direct Claims. If an Indemnified Party shall claim indemnification hereunder for any claim other than a third-party claim, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature of such claim in reasonable detail. The Indemnifying Party shall give written notice of any disagreement with such claim within thirty (30) days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement, or shall have been deemed to agree to such claim.

6.5 Sole Remedy. After the Closing has occurred, the right to indemnification pursuant to this Article VI will be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein or in any certificate, document, instrument or agreement delivered hereunder; provided, however, that nothing in this Agreement shall (i) preclude any party from seeking any available remedy for fraud or intentional misrepresentation, or (ii) preclude any action in equity for the breach of any such covenant or agreement applicable after the Closing.

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6.6. Indemnity Basket. The Buyer Indemnified Parties may not assert any Rep and Warranty Claim against the Seller or the Members unless and until the aggregate amount of all Damages resulting from all Rep and Warranty Claims exceed the Indemnity Basket. Once the aggregate amount of all Damages resulting from all Rep and Warranty Claims exceed the Indemnity Basket, the Buyer Indemnified Parties may, subject to Section 6.7 below, recover the entire amount of all Damages resulting from all Rep and Warranty Claims.

6.7. Indemnity Caps. The Buyer Indemnified Parties may not assert (a) a Rep and Warranty Claim against the Seller or the Members to the extent the aggregate amount of all Damages relating to all Rep and Warranty Claims is greater than the Indemnity Cap, or (b) any claim for indemnification arising under this Article VI against the Seller or the Members to the extent the aggregate amount of all Damages relating to all claims for indemnification arising under this Article VI is greater than the Indemnity Cap.

6.8. Mitigation of Damages. The Buyer shall use its Commercially Reasonable Efforts to mitigate any Damages that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise. In the event that the Buyer fails to use its Commercially Reasonable Efforts to mitigate any such Damages, then notwithstanding anything else to the contrary contained herein, the Seller shall not be required to indemnify a Buyer Indemnified Party for any Damage that could reasonably be expected to have been avoided or reduced if the Buyer had made such efforts.

6.9. Subrogation of Rights. In the event that the Seller or the Members make any payment in respect of Damages pursuant to this Article VI, the Seller or the Members shall, to the extent of such payment, be subrogated to all rights of the Buyer Indemnified Parties against any third party in respect of the Damages to which such payment relates. The Buyer shall execute upon request all instruments, documents and agreements reasonably required to evidence or further perfect such right of subrogation.

6.10. Right of Set-Off. If a Buyer Indemnified Party is entitled to indemnification against the Seller or the Members under this Article VI, such Buyer Indemnified Party may set-off any liability to, or apply any amounts at any time held by such Buyer Indemnified Party or a third party on behalf of, the Seller or the Members against any of the obligations of the Seller or the Members relating to such indemnification, including, without limitation, pursuant to the Escrow Agreement.

6.11. No Duplication of Recovery. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

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ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by email transmission, or (iii) sent by certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth on Appendix B hereto (or such other address for a party as shall be specified by like notice). Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a business day during normal business hours and, if otherwise, on the next business day; (y) if sent by email transmission, immediately upon confirmation that such transmission has been successfully transmitted on a business day before or during normal business hours and, if otherwise, on the business day following such confirmation; or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a business day, on the first business day after delivery, or if sent by certified mail, on the fifth (5th) business day following mailing.

7.2 Fees and Expenses; Taxes. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Seller shall pay any and all Taxes arising out of the transactions contemplated hereby. The Buyer and the Seller, upon reasonable request by the other party, shall use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

7.3 Allocation and Payment of Certain Taxes. With respect to Taxes of the Business related to a Straddle Period, each party shall bear their proportionate share of such Taxes as determined under this paragraph. In the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business on the Closing Date. In situations where one party is responsible under this agreement for all or a portion of any Taxes that are billed to the other party (for example, with respect to property taxes that are paid in arrears), the party that is billed by the Taxing Authority shall provide a copy of the bill to the other Party accompanied by a calculation of the amount of the tax owed by each party (a “Tax Notice”). Within seven (7) days of receipt of the Tax Notice, the non-billed party shall transmit a cash payment to the billed party for its allocable portion of the tax as determined under this Section 7.3.

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7.4 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto. Except as expressly set forth in Article VI, this Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

7.5 Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement shall be governed by the internal laws and judicial decisions of the State of California, without regard to principles of conflicts of laws. Each party consents to submit itself to personal jurisdiction of (i) the United States District Court for the Southern District of California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the courts of California otherwise.

7.6 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

7.7 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

7.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

7.9 Entire Agreement. This Agreement, including the Appendices, the Exhibits and the Disclosure Schedules, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Appendices, Exhibits and the Disclosure Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the sale of the Business and the transactions contemplated by this Agreement.

7.10 Prevailing Party. If any litigation or other Proceeding is brought to enforce or interpret the terms of this Agreement or any other agreement delivered in connection herewith, the prevailing party shall be entitled to recover all fees, costs and expenses related thereto from the non-prevailing party or parties, including but not limited to reasonable attorneys’ and accounting fees, costs and expenses. For purposes of the prior sentence, the “prevailing party” means the party whose position is substantially upheld in a final judgment rendered in such litigation or other Proceeding, or if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

SIGNATURE PAGES FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

MEDIFARM SO CAL, INC.

By:
Name:
Title:

SELLER:

TECH CENTER DRIVE MANAGEMENT, LLC

By:
Name:
Title:

MEMBERS:

2911 Tech LLC	Triple D Family Trust

By:	By:
Name:	Name:
Title:	Title:

Skywalker Investments LLC
Member
By:
Name:
Title:	Member

Highflyer LLC
Member
By:
Name:
Title:	Member

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APPENDIX A

DEFINITIONS

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person or is a director or officer of the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Assignment & Assumption Agreement” has the meaning given to it in Section 2.8(a).

“Assumed Liabilities” has the meaning given to it in Section 2.5.

“Business” has the meaning given to it in the Recitals.

“Buyer” has the meaning given to it in the introductory paragraph of this Agreement.

“Buyer Documents” has the meaning given to it in Section 4.2.

“CERCLA” means the federal statute commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” has the meaning given to it in Section 2.7.

“Closing Date” has the meaning given to it in Section 2.7.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161 et seq. and 26 U.S.C. § 4980B).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and as expeditiously as possible.

“Contract” means any agreement, contract, promise or undertaking (whether oral or written) related to the Business.

“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty.

“Damages” means damages, losses, liabilities, claims, expenses (including cost of investigation and reasonable attorneys’ fees), actually incurred by an Indemnified Party. Damages shall be determined net of (i) any insurance proceeds which an Indemnified Party has received relating to such Damages, and (ii) any net Tax benefits to which an Indemnified Party is or may be entitled as a result of such Damages.

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“Disclosure Schedules” means the disclosure schedules delivered by the Seller to the Buyer upon execution of this Agreement.

“Domain Name Assignments” has the meaning given to it in Section 2.8(a).

“Effective Time” has the meaning given to it in Section 2.7.

“Employees” means the employees of the Seller listed in Schedule 3.12-1.

“Environmental Laws” means any Legal Requirement that regulates the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or to the protection of the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations.

“Escrow Agreement” has the meaning given to it in Section 2.8(a).

“Excluded Assets” has the meaning given to it in Section 2.3.

“Excluded Contracts” has the meaning given to it in Section 2.3(b).

“Excluded Liabilities” has the meaning given to it in Section 2.6(a).

“Financial Statements” has the meaning given to such term in Section 3.5(a).

“Fixed Assets” means, with respect to a Person, all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer hardware, data processing and telecommunications equipment, office equipment, vehicles and other tangible personal property of every type and kind owned, used or useable by such Person, owned by such Person.

“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 3.1 through and including 3.3, Section 3.7, Section 3.10, Section 3.11, Section 3.15(b), Section 3.21 and Section 3.22 of this Agreement.

“GAAP” has the meaning given to it in Section 1.2(g).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise by any of the foregoing.

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

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“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a solid waste, hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons, asbestos, polychlorinated biphenyls or urea formaldehyde.

“Indebtedness” means all obligations of a Person, including without limitation (i) indebtedness for borrowed money, including the notional amount under letters of credit, borrowings under revolving lines of credit, guaranty obligations, and all accrued but unpaid interest, indemnities, premiums, penalties, fees, expenses and other obligations related thereto, (ii) payments due to vendors or suppliers and accounts payable, (iii) payments due to credit card companies, (iv) payments due for salary or compensation for services, (v) payments due for royalties, (vi) payments due for rent, (vii) due for unpaid Taxes attributable to periods prior to the Closing and (viii) guarantees of obligations of the type described in clauses (i) and (vii) above of any other Person.

“Indemnity Basket” means and amount equal to $10,000.

“Indemnity Cap” means an amount equal to the Purchase Price.

“Indemnified Party” has the meaning given to it in Section 6.3(a).

“Indemnifying Party” has the meaning given to it in Section 6.3(a).

“Inventories” means, with respect to a Person, all inventories of such Person of finished goods, work in process, raw materials and spare parts and all other materials and supplies to be used, consumed or sold by such Person.

“Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether patentable or not and whether reduced to practice or not.

“Knowledge of the Buyer” means the knowledge of Derek Peterson or Michael Nahass and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.

“Knowledge of the Seller” means the knowledge of Wojciech Smolenski, Darice Smolenski or Andy Le and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.

“Lease Assignment” has the meaning given to it in Section 2.8(a).

“Legal Requirement” means any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Lien” means any lien, security interest, pledge, mortgage or similar encumbrance.

“Lists” means, to the extent currently existing and maintained by or for Seller, all lists of (i) past, present and prospective customers of the Business, (ii) internet web traffic of the Business, and (iii) all rights of Seller to third party lists used by the Seller.

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“Mark” means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.

“Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), results of operations, assets, business, properties or liabilities of the Seller, the Business or a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, other than (i) changes to the economy of the United States of America or the global economy, (ii) changes resulting from the announcement or disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Business operates, (iv) changes resulting from military action or any act of terrorism, (v) changes in the debt, financing or securities markets, (vi) changes in Legal Requirements, or (vii) changes resulting from compliance with this Agreement.

“Non-Competition Agreement” has the meaning given to it in Section 2.8(a).

“Ordinary Course” means an action taken by a Person only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) or by its members or other owners, unless such authorization is obtained.

“Other Benefit Obligations” means all obligations, arrangements, plans or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation (whether taxable or not) for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, plans or customary practices that are Plans, including consulting agreements, sabbatical and leave policies, severance policies, stock option and other stock compensation plans, fringe benefits within the meaning of Section 132 of the Code and cafeteria plans under Section 125 of the Code.

“Parent” means Terra Tech Corp., a Nevada corporation.

“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Exceptions” means (i) the lien of general real estate taxes not yet due and payable, subject to proration of taxes as hereinafter provided; (ii) liens or encumbrances of a definite or ascertainable amount and which will be paid and discharged in full by or for the Seller at or prior to the Closing; and (iii) zoning ordinances and easements, covenants, conditions, and restrictions of record, if any, which have not been objected to by the Buyer prior to the Closing or have been approved by the Buyer.

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“Permitted Liens” means (i) with respect to real property (A) Liens for or relating to real estate taxes and assessments not yet due and payable, (B) zoning, building code and similar restrictions and land use laws that are not violated by the current use or occupancy of such real property, and (C) easements, covenants, conditions and restrictions of record which, individually or in the aggregate, do not materially and adversely impair the current use or occupancy of such real property, (ii) Liens for or relating to personal property taxes and assessments not yet due and payable, (iii) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens incurred in the Ordinary Course for sums not constituting borrowed money, that are not overdue, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, (v) Liens that are immaterial in character, amount and extent, and which do not detract from the value of or interfere with the present or proposed use of the properties they affect, and (vi) all other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

“Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of Employee Retirement Income Security Act of 1994, as amended (“ERISA”), an employee pension benefit plan with the meaning of Section 3(2) of ERISA or a plan that is both.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Secrets, Patents, intellectual property rights in inventions and discoveries, whether patentable or not and whether reduced to practice or not, trade names, intellectual property rights in internet web sites and internet domain names and intellectual property rights in Know-How, whether secret or not, owned or used by such Person.

“Purchase Price” has the meaning given to it in Section 2.9.

“Purchased Assets” has the meaning given to it in Section 2.2.

“Purchased Contracts” has the meaning given to it in Section 2.2(g).

“Purchased Proprietary Rights” has the meaning given to it in Section 2.2(e).

“Real Property” means the real property located at 2911 Tech Center Dr., Santa Ana, CA 92705.

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment, including ambient air, surface water, groundwater, land surface or subsurface strata.

“Rep and Warranty Claim” means any claim, action or cause of action asserted by a Buyer Indemnified Party for the breach or inaccuracy of one or more of the representations and warranties (other than Fundamental Representations and Warranties) made by the Seller or a Member in this Agreement.

“Seller” has the meaning given to it in the introductory paragraph of this Agreement.

“Seller’s Accounts Receivable” means all accounts or notes receivable and any other rights to payment of any Person owed to Seller that relate to the Business and the benefit of security for such accounts, notes or rights (if any).

“Seller Benefit Plans” means all benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which now are maintained by the Seller or Seller’s Affiliate, Emmis Operating Company, or to which the Seller now has an obligation to contribute and in which the Employees participate as of the date hereof.

“Seller Documents” has the meaning given to it in Section 3.2.

“Seller ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Seller is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Software” means, with respect to a Person, all types of computer software programs owned or used by such Person, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof. The term “Software” also includes all documentation and written or electronic materials that explain the structure or use of the Software or that were used in the development of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Seller.

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“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, social security, unemployment, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, addition to tax or penalty, imposed by any Governmental Authority, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Terminated Employees” has the meaning given to it in Section 5.6(a).

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

“Transferred Employees” has the meaning given to it in Section 5.6(b).

“Web Sites” has the meaning given to it in Section 2.2(e).

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APPENDIX B

NOTICES

If to the Members or the Seller:

Tech Center Drive Management, LLC

2911 Tech Center Drive

Santa Ana, CA 92705

with a copy to (which shall not constitute notice):

Winston Wolfe PC

5651 Wilshire Blvd., Ste A

Los Angeles, CA 90036

Attention: Joshua P. Shelton, Esq.

Email: jps@winstonw.com

If to the Buyer:

Terra Tech Corp.

2040 Main Street, Suite 225

Irvine, CA 92614

Attn: Chief Executive Officer

Email: derek@terratechcorp.com

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